November 7, 2024

Jason Crawford
Chief Financial Officer
AZZ Inc.
One Museum Place, Suite 500
3100 West 7th Street
Fort Worth, TX 76107

       Re: AZZ Inc.
           Form 10-K for the Fiscal Year Ended February 29, 2024
           File No. 001-12777
Dear Jason Crawford:

       We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                        Sincerely,

                                                        Division of Corporation
Finance
                                                        Office of Finance